XL FINANCIAL ASSURANCE LTD.
(Incorporated in Bermuda)

CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

FOR THE NINE MONTH PERIODS ENDED
SEPTEMBER 30, 2002 AND 2001

XL FINANCIAL ASSURANCE LTD.
CONDENSED BALANCE SHEETS
AS AT SEPTEMBER 30, 2002 AND DECEMBER 31, 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)

	2002	2001

ASSETS:

Investments:
Fixed maturities, at fair value (amortized cost 2002 - $366,011; 2001 - $418,904)	$374,041	$420,914
Short-term investments, at fair value (amortized cost: 2002 - $98,228; 2001 - $18,780)	98,255	18,769

Total investments available for sale	472,296	439,683
Cash and cash equivalents	91,916	50,243
Accrued investment income	1,726	3,088
Reinsurance balances receivable	12,496	22,171
Deferred acquisition costs	13,576	15,184
Prepaid reinsurance premiums	62,860	10,966
Unpaid losses & loss expenses recoverable	3,645	594
Amounts due from parent and affiliates	9,245	1,523
Other assets	96	87

TOTAL ASSETS	$667,856	$543,539

LIABILITIES, REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued liabilities	$1,144	$1,768
Derivative liabilities	14,302	17,939
Deferred premium revenue	158,976	83,756
Unpaid losses and loss expenses	23,871	11,831
Reinsurance premiums payable	16,987	4,863
Net payable for investments purchased	107,925	122,315
Dividend payable on preferred shares	1,458	1,932

TOTAL LIABILITIES	$324,663	$244,404

REDEEMABLE PREFERRED SHARES:
Redeemable preferred shares (par value of $120 per share; 10,000 shares authorized, 363 issued and outstanding as at September 30, 2002 and December 31, 2001, respectively)	$44	$44
Additional paid-in capital	38,956	38,956

TOTAL REDEEMABLE PREFERRED SHARES	$39,000	$39,000

SHAREHOLDER’S EQUITY:
Common shares (par value of $120 per share; 10,000 shares authorized, 2,057 issued and outstanding as at September 30, 2002 and December 31, 2001, respectively)	$247	$247
Additional paid-in capital	220,653	220,653
Accumulated other comprehensive income	8,057	1,998
Retained earnings	75,236	37,237

TOTAL SHAREHOLDERS’ EQUITY	$304,193	$260,135

TOTAL LIABILITIES, REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY	$667,856	$543,539

The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)

	Three Months ended September 30		Nine Months ended September 30
	2002	2001	2002	2001

REVENUES :
Net premiums earned	$13,759	$5,726	$35,592	$18,236
Net investment income	6,324	4,736	16,028	14,397
Net realized gains on investments	8,643	7,321	12,671	12,388
Net realized and unrealized gains (losses) on derivative instruments	(3,874)	(6,266)	3,637	(6,851)

Total revenues	$24,852	$11,517	$67,928	$38,170

EXPENSES :
Losses and loss expenses	$3,470	$3,210	$8,989	$4,669
Acquisition costs	3,172	1,181	9,963	3,289
Operating expenses	1,584	1,533	4,785	4,428

Total expenses	$8,226	$5,924	$23,737	$12,386

Net income before cumulative effect of accounting change	$16,626	$5,593	$44,191	$25,784
Cumulative effect of accounting change	—	—	—	(1,350)

Net income before dividends on preferred shares	$16,626	$5,593	$44,191	$24,434
Dividends on preferred shares	(492)	(492)	(6,192)	(2,116)

NET INCOME FOR COMMON SHAREHOLDERS	$16,134	$5,101	$37,999	$22,318

COMPREHENSIVE INCOME
Net income for common shareholders	$16,134	$5,101	$37,999	$22,318
Unrealized gains (losses)	13,682	(1,256)	18,730	(9,900)
Less: reclassification for gains realized in income	8,643	7,321	12,671	12,388

Change in net unrealized appreciation of investments	5,039	6,065	6,059	2,488

COMPREHENSIVE INCOME	$21,173	$11,166	$44,058	$24,806

The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2002 AND FOR THE
YEAR ENDED DECEMBER 31, 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)

	September 30, 2002	December 31, 2001

COMMON SHARES—AUTHORISED
Number of shares, beginning of year	2,057	2,057

Number of shares, end of period	2,057	2,057

COMMON STOCK—ISSUED
Balance - beginning of year	$247	$247

Balance-end of period	$247	$247

ADDITIONAL PAID-IN CAPITAL
Balance - beginning of year	$220,653	$220,653

Balance-end of period	$220,653	$220,653

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance - beginning of year	$1,998	$3,932
Other comprehensive income (loss)	6,059	(1,934)

Balance-end of period	$8,057	1,998

RETAINED EARNINGS
Balance - beginning of year	$37,237	$17,603
Net income	37,999	19,634

Balance-end of period	$75,236	$37,237

TOTAL SHAREHOLDERS’ EQUITY	$304,193	$260,135

The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)

	2002	2001

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income for the period	$44,191	$25,784
Adjustments to reconcile net income to net cash provided by operating activities:
Realized gains on investments	(12,671)	(12,388)
Net realized and unrealized losses (gains) on derivative instruments	(3,637)	6,851
Amortization of discount on fixed maturities	(857)	(703)
Accrued investment income	1,362	(143)
Reinsurance premiums receivable	9,675	1,992
Deferred acquisition costs	1,608	(5,000)
Prepaid reinsurance premiums	(51,894)	(2,476)
Unpaid losses & loss expenses recoverable	(3,051)	(330)
Amounts due from parent and affiliates	(7,722)	(1,813)
Other assets	(9)	(188)
Accounts payable and accrued liabilities	(624)	229
Reinsurance premiums payable	12,124	2,444
Deferred premium revenue	75,220	22,184
Unpaid losses and loss expenses	12,040	4,999
Portfolio transfer	—	25,669

Total adjustments	31,564	41,327

Net cash provided by operating activities	75,755	67,111

CASH FLOWS USED IN INVESTING ACTIVITIES :
Proceeds from sale of fixed maturities and short-term investments	1,927,070	1,813,675
Proceeds from redemption of fixed maturities and short-term investments	179,452	15,558
Purchase of fixed maturities and short-term investments	(2,133,939)	(1,863,924)

Net cash used in investing activities	(27,417)	(34,691)
CASH FLOWS USED IN FINANCING ACTIVITY
Dividends paid on preferred shares	(6,665)	(1,492)

INCREASE IN CASH AND CASH EQUIVALENTS	41,673	30,928
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	50,243	17,154

CASH AND CASH EQUIVALENTS – END OF PERIOD	$91,916	$48,082

The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR NINE MONTH PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)

1.   ORGANIZATION AND BUSINESS

XL Financial Assurance Ltd. (the “Company”) was incorporated with limited liability under the Bermuda Companies Act 1981 on October 14, 1998 and is registered as a Class 3 insurer under The Insurance Act 1978, amendments thereto and related regulations. At September 30, 2002 and 2001, the Company was approximately 85% owned by XL Insurance (Bermuda) Ltd (a wholly-owned subsidiary of XL Capital Ltd); 6% by Financial Security Assurance Inc. (a wholly-owned subsidiary of Financial Security Assurance Holdings Ltd.) and 9% by Financial Security Assurance International Ltd. (owned 20% by XL Insurance (Bermuda) Ltd and 80% by Financial Security Assurance Inc.). The Company is an integral part of a joint venture agreement between XL Capital Ltd and Financial Security Assurance Holdings Ltd.

The Company is primarily engaged in the business of providing reinsurance of financial guaranties on asset-backed and municipal obligations underwritten by XL Insurance (Bermuda) Ltd, Financial Security Assurance Inc. and XL Capital Assurance Inc. (a wholly-owned subsidiary of XL Capital Ltd) and other monoline and multiline insurance companies. This may be in the form of traditional financial guaranty insurance or via a credit default swap execution. The Company’s underwriting policy is to provide reinsurance of asset-backed and municipal obligations that would be of a lower investment-grade quality without the benefit of the Company’s reinsurance. The asset-backed obligations reinsured by the Company are generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having ascertainable cash flows or market value. The municipal obligations reinsured by the Compan y consist primarily of general obligation bonds that are supported by the issuers’ taxing power and of special revenue bonds and other special obligations of states and local governments that are supported by the issuers’ ability to impose and collect fees and charges for public services or specific projects. Reinsurance written by the Company guarantees payment when due of scheduled payments on an issuers’ obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other such amounts due in accordance with the obligations’ original payment schedule or, at its option, to pay such amounts on an accelerated basis. The Company conducts surveillance on its exposures to try and ensure early identification of any loss events. In addition, in the normal course of business, the Company seeks to reduce the loss that may arise from such events by reinsuring certain levels of risks in various areas of exposure with other insurance enterprises or reinsurers.

2.   SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

The accompanying condensed financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows at September 30, 2002 and for all periods presented, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These statements should be read in conjunction with the Company’s December 31, 2001 financial statements and notes thereto. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the periods ended September 30, 2002 and 2001 are not necessarily indicative of the operating results for the full year.

XL FINANCIAL ASSURANCE LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR NINE MONTH PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION (CONTINUED)

The preparation of condensed financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Any such adjustments are reflected in income in the period in which the adjustments are made. The financial statement estimates subject to most uncertainty are estimates for loss reserves and calculation of the fair value of credit default swap instruments.

Certain comparative figures have been reclassified to conform with the current year’s presentation.

3.   DERIVATIVE INSTRUMENTS

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (SFAS) No. 133,“Accounting for Derivative Instruments and Hedging Activity”, in June 1998. SFAS No. 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activity. It requires that an entity recognize all derivatives as either other assets or other liabilities in the balance sheet and measure those instruments at fair value. The Company adopted SFAS No. 133, as amended, as of January 1, 2001.

Credit default swaps meet the definition of a derivative under FAS 133. The Company has recorded these products at management’s estimate of fair value. Credit default swaps are considered, in substance, financial guaranty contracts as the Company has the intent to hold them to maturity. Therefore, the change in fair value is split between premiums, loss and loss adjustment expenses, and adjustments to fair value, which are reported in “net realized gains/(losses) on derivative instruments”. The level of fair value adjustments is dependent upon a number of factors including changes in interest rates, credit spreads and other market factors. The fair value adjustment for the three and nine month periods ended September 30, 2002 was a gain of $3.6 million and $13.7 million respectively, which was recorded as follows:

	Three months ended 09/30/02	Nine months ended 09/30/02
Net premiums earned	$9,938	$13,444
Losses and loss expenses	(2,485)	(3,361)
Net realized and unrealized (losses) gains on derivative instruments	(3,874)	3,637

Total fair value adjustment	$3,579	$13,720

4.   FACULTATIVE QUOTA SHARE REINSURANCE TREATY

On October 6, 1999, the Company entered into a Facultative Quota Share Reinsurance Treaty (“Treaty”) with XL Capital Assurance Inc. (“XLCA”). The Treaty was amended and restated on June 22, 2001. Under the terms of this Treaty, the Company agrees to reinsure up to 90% of the XLCA’s acceptable risks. The Company is subject to a 30% ceding commission on premiums assumed under the terms of this Treaty.

5.   SPECIAL PURPOSE VEHICLES

The Company utilizes special purpose vehicles to a limited extent indirectly in the normal course of the Company’s business. The Company provides financial guaranty insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers’ ability to charge fees for specified services or projects, and corporate risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through off-balance sheet special purpose vehicles by the transferors. In synthetic transactions, the Company guarantees payment obligations of counterparties, including special purpose vehicles, through credit default swaps referencing asset portfolios. The Company only provides financial guaranty insurance of these special purpose vehicles for fixed premiums at market rates but does not hold any equity positions or subordinated debt in these off-balance sheet arrangements. Accordingly, these special purpose vehicles are not consolidated.

XL FINANCIAL ASSURANCE LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR NINE MONTH PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)

6.   REINSURANCE

The effect of reinsurance on premiums written and earned for the three and nine month periods ended September 30, 2002 and 2001 is shown below:

	Direct	Ceded	Net

Three months ended September 30, 2001
Premium written	$24,205	$(4,043)	$20,162
Premium earned	7,038	(1,312)	5,726
Losses and loss adjustment expenses	3,506	(296)	3,210
Three months ended September 30, 2002
Premium written	$29,182	$(23,410)	$5,772
Premium earned	19,681	(5,922)	13,759
Losses and loss adjustment expenses	4,917	(1,447)	3,470
Nine months ended September 30, 2001
Premium written	$42,120	$(4,176)	$37,944
Premium earned	19,936	(1,700)	18,236
Losses and loss adjustment expenses	4,999	(330)	4,669
Nine months ended September 30, 2002
Premium written	$123,151	$(64,501)	$58,650
Premium earned	48,198	(12,606)	35,592
Losses and loss adjustment expenses	12,040	(3,051)	8,989